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                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made this 22nd day of November, 1996, between InsWeb Corporation (the "Employer") and Hussein A. Enan (the "Employee").

         WITNESSETH:

         WHEREAS, the Employer desires to employ the Employee on the terms and conditions hereinafter set forth, and the Employee desires to be employed by the Employer on such terms and conditions,

         NOW, THEREFORE, in consideration of the premises and mutual convenants contained herein, the parties hereto agree as follows:

         1. EMPLOYMENT. This Agreement shall take effect on the Closing Date of that certain Stock Purchase Agreement, of even date herewith, by and among Employer and Insurance Information Exchange, L.L.C. ("iiX") (the "Stock Purchase Agreement"). Commencing on such date, the Employer shall employ, engage and hire the Employee as its Chief Executive Officer, to perform the duties and functions specified by the Bylaws of the Employer and as further set forth herein. During the period of employment, as hereinafter provided, and except as set forth herein, the Employee shall devote his best efforts on a full-time basis to the business of the Employer, and shall perform his duties consistent with the highest standards of one holding such position in similar businesses or enterprises. Employee shall not be required to perform duties which are inconsistent with his position as a senior executive officer of Employer.

         The provisions of this Section 1 shall not be deemed to prohibit the Employee from devoting reasonable time to personal matters and from serving, with the prior written consent of the Board of Directors of the Employer, on the Boards of Directors of other companies.

         2. TERM OF EMPLOYMENT. Subject to the provisions for termination set forth in Section 6 hereof, the term of this Agreement shall commence upon the date first above written and shall continue to and including the 30th day of November, 1999.

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         3. COMPENSATION. (a) For all services rendered by the Employee pursuant to this Agreement, the Employer shall pay the Employee a base salary at the annual rate of $180,000.

            (b) The Employee shall be entitled to reimbursement of all reasonable, business-related travel and other expenses incurred by the Employee in the ordinary course of business on behalf of the Employer, so long a such expenses are incurred and documented pursuant to the Employer's expense reimbursement policies.

         4. BENEFITS. The Employee shall be entitled to such benefits as are provided to senior executives of the Employer. Without limiting the generality of the foregoing, the Employee shall be covered by the Employer's long-term disability policy.

         5. NO RELOCATION. The Employee shall provide his services in the San Francisco, California area. Notwithstanding the foregoing, the parties recognize and acknowledge that the Employee may be required to spend considerable business time in locations other than the San Francisco, California, area.

         6. TERMINATION OF EMPLOYMENT. (a) The Employer may terminate the Employee's employment hereunder for cause, and shall have no further obligation or liability to the Employee (except as set forth in Section 6(b hereof), if (i) the Employee commits an act which is punishable as a felony, regardless of whether the Employee is actually convicted or not; (ii) the Employee materially breaches any provision in this Agreement; or (iii) the Employee voluntarily terminates his employment hereunder; provided, however, that if the Employee voluntarily terminates his employment hereunder because his responsibilities have been materially diminished, or because of a breach by Employer of this Agreement or the Stock Purchase Agreement, such termination by Employee shall constitute termination for good reason and not for cause.

            (b) In the event of any termination by Employer for cause pursuant to subsection 6(a), the Employer shall be obligated to pay to the Employee only those portions of the annual salary provided for by Section 3 hereof which shall accrue to the Employee up to and

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including the date upon which such termination becomes effective. The Employee shall be entitled to receive any benefits in which he is vested as of the date of termination.

            (c) The Employer may terminate the Employee's employment pursuant to
Section 6(a) hereof if (i) the Employee becomes permanently disabled to the extent that, in the determination of the Board of Directors, he is no longer able to report to work and to carry on his duties on behalf of the Employer or
(ii) the Employee dies. Such termination shall be effective on the next succeeding anniversary date of the commencement of the term of this Agreement.

            (d) If the Employer terminates the Employee's employment hereunder without cause, or if Employee terminates his employment hereunder for good reason, as defined in subsection 6(a) hereof, all obligations of Employer hereunder shall continue for the term of this Agreement, but the obligations of Employee under Section 9 hereof shall terminate.

         7. ASSIGNMENT. This Agreement may not be transferred or assigned by the Employee, but may be assigned by the Employer to any successor or affiliate.

         8. NON-DISCLOSURE AGREEMENT. Employee shall execute a Confidential Disclosure Agreement in the form set forth in Attachment A hereto, provided, however, that the definition of Confidential Information in Attachment A shall specifically include any information of a non-public nature disclosed to Employee by iiX and its affiliates.

         9. NON-SOLICITATION. Except as provided in Section 6(d) hereof, Employee shall not, during the term of this Agreement and for a period of one year after termination of his employment with Employer, either: (i) hire or offer to hire or entice away, either in an individual capacity or as an agent for another, any of Employer's officers, employees or agents to discontinue their relationship with Employer; or, (ii) divert or attempt to divert from the Employer any business whatsoever by influencing or attempting to influence or by solicitation of any clients or customers of Employer.

         10. SCOPE OF EMPLOYEE'S RESPONSIBILITIES. During the term of this Agreement, Employee shall have, in addition to the normal prerogatives of the Chief Executive Officer, the right, subject only to such approvals by the Board of Directors and the shareholders of Employer

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as may be required by the Articles of Incorporation and Bylaws of Employer or by
the corporate laws of the State of Delaware, to make those decisions regarding the business of Employer, if and only to the extent they are not inconsistent with the business plan of Employer approved by the Board of Directors, that relate to:

            (a) the hiring, evaluation, compensation and termination of personnel of the Employer, including employees, consultants and independent contractors. This shall include decisions relating to the granting of (i) employee stock options according to Employer's existing stock option plans, and
(ii) other benefits made available by Employer, with the exception of those relating to Employee or to Darrell Ticehurst or to any member of the Board of Directors of Employer;

            (b) the choice of products and services to be offered by Employer, provided that such products and services are related to both insurance and either the Internet or the "intranet" networks of individual companies, insurance or otherwise;

            (c) the allocation of the human, technical and financial resources of the Employer, including the implementation of operating budgets and operating plans and objectives that have been approved by the Board of Directors;

            (d) the selection of vendors of all types used by Employer, provided, however, that wherever possible, Employer will use iiX and its affiliates as preferred vendors;

            (e) the facilities to be used by Employer, including office space, furniture, and computer hardware and software. This shall include the level and timing of expenditures for these items. Excluded will be capital expenditures involving real estate or leases over five (5) years in length;

            (f) the technologies to be used by Employer in offering its products and services, except where any such technology would negatively impact the strategic alliance between employer and iiX as set forth in the Joint Marketing and License Agreement between them of even date herewith, provided, however, that wherever possible, Employer will use iiX and its affiliates as preferred technology vendors;

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            (g) the layout and content of Employer's Internet site or sites;

            (h) the manner in which Employer markets its products and services;

            (i) the manner in which Employer prices its products and services;

            (j) which companies with which Employer chooses to form customer relationships;

            (k) which companies with which Employer chooses to form strategic alliances;

            (l) the selection of, as well as discussions and negotiations with prospective investment partners, provided that any proposed investment in the Employer shall be presented to the Board of Directors for its approval;

            (m) the financing of Employer, including negotiations with banks and other capital providers, provided, however, that the results of such negotiations shall remain subject to the non-dilution and other provisions of the Stock Purchase Agreement and other documents entered into contemporaneously herewith between Employer and iiX and its affiliates.

            (n) the selection of members for the Board of Directors, other than the two members representing the interests of iiX;

            (o) the determination of whether and the time at which an initial public offering of the securities of the Employer shall take place, which determination shall be solely that of Employee and not subject to withdrawal or modification by the Board of Directors or by the vote of iiX as a shareholder of Employer;

            (p) the selection of, as well as discussions and negotiations with underwriters to conduct a potential initial public offering, and the nature and organization of the information disclosed to the Securities and Exchange Commission and to prospective investors in connection with such an offering, subject to the review by the Board of Directors of any underwriting agreement and registration statement; and,

            (q) potential changes in the corporate name of Employer or the creation of new and separate names for new related businesses of Employer.

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         11. SPECIFIC PERFORMANCE. The Employee expressly agrees that any breach of Sections 8 or 9 hereof shall constitute a material breach of this Agreement and may be enforced by injunction or other equitable relief or otherwise.

         12. WAIVER. A waiver by the Employer or the Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

         13. AMENDMENT. This Agreement shall be amended only in writing, signed by both parties.

         14. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

         15. SEVERABILITY. If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid and enforceable.

         16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements between the parties hereto, which are of no further force or effect and null and void.


         17. OBLIGATIONS AND BENEFITS. The obligations and benefits set forth in this Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their personal representatives, successors and permitted assigns. This Agreement shall be binding upon any successor of the Employer. It shall be a condition precedent to any sale or transfer by the Employer of all or a substantial part of its assets or securities that such transferee assume this Agreement.

         18. NOTICES. All Notices and other communications under this Agreement will be sufficient if written and sent by registered or certified mail, return receipt requested, in the case of the Employee, to his residence as shown on the Employer's records and, in the case of the

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Employer, to its offices at 1875 South Grant Street, Suite 800, San Mateo
California 94402; provided, however, that any notice of change of address shall be effective only upon receipt.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                       INSWEB CORPORATION ("Employer")

                                       By:

                                          /s/ DARRELL J. TICEHURST
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                                       Its:  PRESIDENT
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                                       Hussein A. Enan ("Employee"):

                                       /s/ HUSSEIN A. ENAN
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